Exhibit 3.40

LIMITED PARTNERSHIP AGREEMENT

OF CASH AMERICA PAWN L.P.

This Limited Partnership Agreement of Cash America Pawn L.P. (the “Partnership Agreement”) is between Cash America Holding, Inc., a Delaware corporation, as general partner, and Cash America, Inc., a Delaware corporation, as limited partner.

ARTICLE I

DEFINITIONS

The following definitions shall for all purposes of this Partnership Agreement, unless otherwise clearly indicted to the contrary, apply to the terms used in this Partnership Agreement.

Certificate of Limited Partnership: The Certificate of Limited Partnership for the Partnership filed with the Secretary of State of the State of Delaware as it may be amended or restated from time to time.

Delaware Act: The Delaware Revised Uniform Limited Partnership Act, as amended.

Commencement Date: The date of filing of a Certificate of Limited Partnership with the Secretary of State of Delaware by the General Partner.

General Partner: Cash America Holding, Inc., a Delaware corporation, and its successors.

Limited Partners: Cash America, Inc., a Delaware corporation, any additional Limited Partners subsequently admitted to the Partnership and any successors of the Limited Partners.

Partner: The General Partner or the Limited Partners.

Partnership: Cash America Pawn L.P. and any partnership that continues the business of such partnership.

Partnership Interest: The interest of a Partner in the Partnership.

ARTICLE II

THE PARTNERSHIP

2.1 Formation. The General Partner and the Limited Partner hereby agree to associate themselves into a limited partnership pursuant to the provisions of the Delaware Act by entering into this Agreement and filing a Certificate of Limited Partnership in the Office of the Secretary of State of the State of Delaware.

2.2 Name. The name of the Partnership shall be “Cash America Pawn L.P.” The Partnership’s business may be conducted under any other name or names deemed advisable by the General Partner, including the name or names of the General Partner. The General Partner in its sole discretion may change the name of the Partnership at any time and from time to time. The words “Limited Partnership” shall be included in the name where necessary for purposes of complying with the laws of any jurisdiction that so requires.

2.3 Principal Place of Business. The location of the principal place of business of the Partnership shall be in Fort Worth, Texas, or at such other place as may be selected by the General Partner.

2.4 The Partners. The names and addresses of the General Partner and Limited Partner are listed below:

NAME	ADDRESS
Cash America Holding, Inc. general partner	306 West Seventh Street Suite 1000 Fort Worth, Texas 76102
Cash America, Inc. limited partner	306 West Seventh Street Suite 1000 Fort Worth, Texas 76102

2.5 Certificates. The General Partner shall do all such filing, recording, publishing, and other acts as may be appropriate to comply with all requirements for the operation of the Partnership. The Partners agree to execute from time to time all certificates and other documents as may be appropriate to comply with the requirements for the transaction of business or ownership or leasing of property by a limited partnership in all jurisdictions where the Partnership may from time to time desire to conduct business or own or lease property.

ARTICLE III

PURPOSE

The business of the Partnership shall be to engage in any lawful act or activity for which partnerships may be organized under the Delaware Act.

ARTICLE IV

CAPITAL CONTRIBUTIONS

4.1 General Partner’s Contribution. On or before the Commencement Date, the General Partner contributed or will contribute to the Partnership cash in the amount of $10.00.

4.2 Limited Partner’s Contribution. On or before the Commencement Date, the Limited Partner contributed or will contribute to the Partnership cash in the amount of $990.00.

4.3 Interest: Return of Contributions; Right to Withdraw. No interest shall be paid by the Partnership on the contributions to the capital of the Partnership. Each Partner shall look solely to the assets of the Partnership for the return of its capital contribution, and if the assets of the Partnership are insufficient to return its capital contribution, it shall have no recourse against the other Partner for that purpose.

ARTICLE V

PARTICIPATION IN COSTS,

REVENUE AND DISTRIBUTIONS

The percentage interests of the Partners in the Partnership are, and all profits, losses and other tax items of the Partnership shall be allocated, ninety-nine percent (99%) to the Limited Partner and one percent (1%) to the General Partner, except to the extent required otherwise by Section 704(c) of the Internal Revenue Code of 1986, as amended. Distributions, if any, shall: be made at the discretion of the General Partner in accordance with the percentage interests of the Partners. A separate capital account shall be established and maintained for each Partner in accordance with Treasury Regulation §1.704-(b).

ARTICLE VI

MANAGEMENT OF THE PARTNERSHIP

6.1 Authority of Limited Partner. The Limited Partner shall not have any right or power to participate in the management or control of the business of the Partnership, to transact any business for the Partnership, or to sign for or bind the Partnership.

6.2 Authority of the General Partner. The General Partner shall have full, exclusive and complete discretion in the management and control of the affairs of the Partnership subject to the limitations set forth in this Agreement, the General Partner’s fiduciary obligations to the Limited Partners and limitations proposed on the General Partner by applicable law.

The General Partner shall have full power and authority to do all things deemed necessary or desirable by it to conduct the business of the Partnership, including, without limitation, (a) the operation of the business and affairs of the Partnership; (b) the admission of additional limited partners; (c) the making of any expenditures, the borrowing of money and the incurring of any obligations (including, without limitation, leases of real and personal property) it deems necessary for the conduct of the activities of the Partnership; (d) the acquisition of any assets or properties, and the disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership; (e) the use of the assets of the Partnership (including, without limitation, cash on hand) for any purposes and on any terms it sees fit; (f) the negotiation and execution on any terms deemed desirable in its sole discretion of any contracts, conveyances or other instruments that it considers useful or necessary, to the conduct of the Partnership operations or the implementation of its powers under this Partnership Agreement; (g) the application for required licenses and permits necessary for the conduct of the business of the Partnership; (h) the guarantee of indebtedness or obligations incurred by any corporation that is the direct or indirect parent corporation of the General Partner or incurred by any other corporation 100% of whose outstanding shares are owned by the General Partner or by the direct or indirect parent corporation of the General Partner or incurred by any other corporation affiliated with the General Partner and to pledge and/or mortgage the assets of the Partnership as security for such guarantees; (i) the distribution of Partnership cash; (j) the selection of management (which may include Cash America Management L.P., an affiliate of the Partners) and the selection and dismissal of employees and outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring; (k) the formation of any further limited or general partnerships, joint ventures or other relationships that it deems desirable; and (1) the control of any matters affecting the rights and obligations of the Partnership, including the conduct of litigation and incurring of legal expenses and the settlement of claims and litigation.

6.3 Indemnification of a General Partner by the Partnership.

(a) The General Partner and its shareholders and directors (individually, an “Indemnitee”) shall each to the fullest extent permitted by Section 17-108 of the Delaware Act be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, expenses (including reasonable legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, costs, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which the Indemnitee may be involved as a party or otherwise by reason of its status as a General Partner or shareholder or director of the General Partner and its management of the affairs of the Partnership whether or not the Indemnitee continues to be a General Partner or shareholder or director of the General Partner at the time any such liability or expense is paid or incurred, regardless if brought by a third party or by a Partner or by and on behalf of the Partnership.

(b) To the fullest extent permitted by Section 17-108 of the Delaware Act, the Partnership shall pay or reimburse, in advance of the final disposition of a matter referred to in (a) above, reasonable expenses incurred by an Indemnitee who was, is, or is threatened to be made a defendant or respondent in any such matter.

(c) In no event may an Indemnitee subject the General or Limited Partners to personal liability by reason of the indemnification provisions of this Section 6.3.

ARTICLE VII

BOOKS, RECORDS AND ACCOUNTING

7.1 Records and Accounting. The General Partner shall keep or cause to be kept complete and accurate books with respect to the Partnership’s business, which books shall at all times be kept at the principal office of the Partnership. The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis or a cash basis, as the General Partner shall determine in its sole discretion, in accordance with generally accepted accounting principles.

7.2 Fiscal Year. The fiscal year of the Partnership shall commence on January 1 and end on December 31.

7.3 Tax Matters.

(a) The General Partner shall cause to be prepared all federal, state and local income tax returns and reports in accordance with the operations conducted pursuant to the terms of this Agreement. The cost of preparing such income and other tax returns and reports shall be paid by the Partnership.

(b) The General Partner shall be designated the tax matters partner (the “TMP”) under section 6231 of the Internal Revenue Code of 1986, as amended (the “Code”) and shall promptly notify all Partners of any tax return or report of the Partnership if any audit or adjustment is proposed thereto by any governmental body. In addition, the TMP shall promptly furnish to the Partners all notices concerning administrative or judicial proceedings relating to federal income tax matters as required under the Code. During the pendency of such administrative or judicial proceeding, the TMP shall furnish to the parties periodic reports, not less often than monthly, concerning the status of any such proceeding. Without the unanimous consent of all Partners, the TMP shall not extend the statute of limitations, file a request for administrative adjustment, file suit concerning any tax refund or deficiency relating to any Partnership administrative adjustment or enter into any settlement agreement relating to any item of income, gain, loss, deduction or credit for any year of the Partnership. The Partnership shall indemnify the TMP and its agents (including the shareholders, directors, officers, employees and agents of a corporate TMP) against judgments, fines, amounts paid in settlement and expenses (including attorneys’ fees) reasonably incurred by them in any civil, criminal or investigative proceeding in which they are involved or threatened to be involved by reason of being the TMP, provided that the TMP acted in good faith, within what it reasonably believed to be the scope of its authority and for a purpose that it reasonably believed to be in the best interests of the Partnership or the Partners. The TMP shall not be indemnified under this provisions against any liability to the Partnership or its Partners to which it would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of its office. The indemnification provided hereunder shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any applicable statute, agreement, vote of the Partners or otherwise.

(c) The General Partner agrees to make an election under section 754 of the Code upon the written request of any Partner if, in the judgment of the General Partner, such election is in the best interest of the Partners. All additional elections regarding federal income tax matters or state or local matters shall be made in the sole discretion of the General Partner.

ARTICLE VIII

TRANSFERS OF PARTNERSHIP INTERESTS

8.1 Transfers. No Partnership Interest shall be transferred in whole or in part, except in accordance with the terms and conditions set forth in this Article. Any transfer or purported transfer of any Partnership Interest not made in accordance with this Article shall be null and void.

8.2 Transfer of a Partner’s Interest. A Partner may not transfer all or any portion of its Partnership Interest unless the General Partner consents to the admission of the transferee as a partner of the Partnership. A Partner shall not cease to be a partner in the Partnership upon transfer, assignment or other disposition of all or any part of its Partnership Interest unless and until the transferee is admitted as a partner of the Partnership pursuant to Article IX.

ARTICLE IX

ADMISSION OF PARTNERS

Upon obtaining the consent of the General Partner as required by Section 8.2 above, the transferee of a Partner shall be admitted to the Partnership as a Partner (in place of the transferor

Partner), upon the execution of an amendment to the Partnership Agreement evidencing the transferee Partner’s (i) written acceptance (in form and substance satisfactory to the General Partner) of all of the terms and provisions of the Partnership Agreement, (ii) written agreement to continue the business of the Partnership, and (iii) delivery of such other documents or instruments as may be required in order to effect its admission as a Partner under the Partnership Agreement.

ARTICLE X

TERM, DISSOLUTION AND TERMINATION

10.1 Term. The Partnership shall commence upon the date indicated above and shall continue until December 31, 2041, unless sooner dissolved in accordance with this Article.

10.2 Dissolution.

(a) The Partnership shall be dissolved upon the occurrence of any of the following events: (i) withdrawal, dissolution or bankruptcy of a General Partner or any other event that results in its ceasing to be a General Partner (other than a withdrawal of General Partner by reason of a transfer pursuant to Article VIII upon or after admission of a transferee General Partner pursuant to Article IX or continuation of the Partnership’s affairs by all remaining partners pursuant to Section 10.3) or any other event that would cause the Partnership to be dissolved under the Delaware Act; (ii) the sale or other disposition of all or substantially all of the assets of the Partnership, upon the unanimous written vote of the Partners; or (iii) the expiration of the term of the Partnership Agreement.

(b) For purposes of this Section 10.2, bankruptcy of a General Partner shall be deemed to have occurred when it commences a voluntary proceeding seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or other similar law now or hereinafter in effect; a final, nonappealable order for relief is entered against it under the federal bankruptcy laws as now in effect; or it executes and delivers a general assignment for the benefit of creditors.

10.3 Continuation of Partnership. Upon the happening of an event described in Section 10.2(a)(i), the Partnership shall thereafter be dissolved and its affairs wound up unless, within ninety (90) days following the event of dissolution, all remaining Partners agree in writing to continue the business of the Partnership.

10.4 Final Accounting. In the case the Partnership is dissolved and is not reconstituted, in accordance with this Article, a proper accounting shall be made from the date of the last previous accounting to the date of dissolution.

10.5 Liquidation. Upon the dissolution of the Partnership the following shall occur:

(a) The General Partner, or some other person appointed by the General Partner, shall act as liquidator to wind up the Partnership. The liquidator shall have full power and authority to sell, assign and encumber any or all of the Partnership’s assets and to wind up and liquidate the affairs of the Partnership in an orderly and businesslike manner.

(b) Any net gain or net loss realized upon the liquidation shall be allocated to the Partners in accordance with their interests in the Partnership.

(c) All proceeds from liquidation shall be distributed in the following order or priority: (i) to the payment of debts and liabilities of the Partnership and the expenses of liquidation; (ii) to the setting up of such reserves as the liquidator may reasonably deem necessary for any contingent liabilities of the Partnership; and (iii) the balance to the Partners in accordance with the positive balances of their respective capital accounts. The liquidator may, in its discretion, distribute assets in kind to the Partners in lieu of cash.

ARTICLE XI

POWERS OF ATTORNEY

Each Limited Partner, by the execution of this Agreement, does irrevocably constitute and appoint the General Partner and its successors, with full power of substitution, as its true and lawful attorney, in its name, place and stead to execute, acknowledge and file: (a) all certificates and other instruments necessary to qualify or continue the Partnership as a partnership in any jurisdiction where the Partnership may be doing business, (b) all instruments that affect a change or modification of the Partnership in accordance with this Partnership Agreement, (c) all conveyances and other instruments necessary to effect the dissolution and termination of the Partnership, (d) assignments and requests for approval of assignments, (e) any and all other statements, notices or communications required or permitted to be filed, or that may hereafter be required or permitted to be filed, under any law, rule or regulation of the United States, any state or of any political subdivision or agency thereof, and (f) any other documents or instruments that the General Partner in its sole discretion shall determine should be filed.

ARTICLE XII

AMENDMENTS TO AGREEMENT

Amendments to this Partnership Agreement may be proposed by any Partner. A proposed amendment shall become effective at such time as it has been approved in writing by a majority in interest of the Partners. Notwithstanding anything to the contrary contained in this Article, without the written approval of each of the Partners affected thereby, no amendment shall alter the liability of any Partner, increase the obligations or responsibilities of any partner, change the term of the Partnership, alter an interest in the Partnership or alter the provisions of this Article.

ARTICLE XIII

GENERAL PROVISIONS

13.1 Method for Notices. All notices under this Partnership Agreement shall be personally delivered or sent by United States mail addressed as indicated in Section 2.4 of this Partnership Agreement (except that any Partner may from time to time give notice changing its address for that purpose) and shall be effective on the date of personal delivery or on the third day after mailing.

13.2 Choice of Law. This Partnership Agreement shall be construed in accordance with and governed by the laws of the State of Delaware.

13.3 Binding Effect. This Partnership Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, except as set forth in this Partnership Agreement.

13.4 Severability. Wherever possible, each provision of this Partnership Agreement shall be interpreted in a manner as to be effective and valid under any applicable law, but if any provisions of this Partnership Agreement shall be prohibited by or be invalid under any applicable law, such provision shall be deemed ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provisions or the remaining provisions of this Partnership Agreement.

13.5 Captions. All article or section captions in this Partnership Agreement are for convenience only. They shall not be deemed part of this Partnership Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof.

13.6 Integration. The Partnership Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

13.7 Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purpose of this Partnership Agreement.

IN WITNESS WHEREOF the parties hereto have executed this Limited Partnership Agreement on December 4, 1991, to be effective as of the Commencement Date.

GENERAL PARTNER:

CASH AMERICA HOLDING, INC.
ATTEST:

By:	/s/ DALE R. WESTERFELD	By:	/s/ DANIEL R. FEEHAN
	Dale R. Westerfeld Assistant Secretary		Daniel R. Feehan President

LIMITED PARTNER:

CASH AMERICA, INC.
ATTEST:

By:	/s/ DALE R. WESTERFELD	By:	/s/ DANIEL R. FEEHAN
	Dale R. Westerfeld Assistant Secretary		Daniel R. Feehan President

FIRST AMENDMENT TO

LIMITED PARTNERSHIP AGREEMENT

OF CASH AMERICA PAWN L.P.

This First Amendment (“Amendment”) to the Limited Partnership Agreement (the “Agreement”) of Cash America Pawn L.P. (the “Partnership”) is entered into by and between Cash America Holding, Inc., as General Partner, and Cash America, Inc., as Limited Partner. All capitalized terms used but not defined in this Amendment shall have the meanings set forth in the Agreement.

R E C I T A L S:

A. On December 4, 1991, the General Partner and the Limited Partner executed the Agreement to be effective as of the Commencement Date, and on December 6, 1991 (the “Commencement Date”), the General Partner filed a Certificate of Limited Partnership with the Secretary of State of Delaware.

B. The General Partner and the Limited Partner desire to amend the Agreement as provided herein prior to the Partnership commencing business.

AGREEMENT:

In consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Article XI of the Agreement is hereby amended to add the following sentence at the end of the Article:

“Notwithstanding anything herein to the contrary, the General Partner shall not be authorized to execute any agreement, instrument or other document, or to take any other action, on behalf of the Limited Partner if, as a result thereof, the Limited Partner would be deemed to be doing business in the State of Texas.”

2. Except as expressly modified hereby, the Agreement shall remain in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed this Amendment to be effective as of the day of December, 1991.

GENERAL PARTNER:		INITIAL PARTNER:

CASH AMERICA HOLDING, INC.		CASH AMERICA, INC.

By:	/s/ DALE R. WESTERFELD	By:	/s/ DALE R. WESTERFELD
	Dale R. Westerfeld, Vice President		Dale R. Westerfeld, Vice President

SECOND AMENDMENT TO

LIMITED PARTNERSHIP AGREEMENT

OF CASH AMERICA PAWN L.P.

This Second Amendment (“Amendment”) to the Limited Partnership Agreement (the “Agreement”) of Cash America Pawn L.P. (the “Partnership”) is entered into by and among Cash America Holding, Inc. (“CAH”), as General Partner; Cash America, Inc. (“CAI”), as Limited Partner; and Express Cash International Corporation (“ECI”), as Limited Partner. All capitalized terms used but not defined in this Amendment shall have the meanings set forth in the Agreement.

R E C I T A L S:

A. On December 4, 1991, CAH and CAI executed the Agreement to be effective as of the Commencement Date, and On December 6, 1991 (the “Commencement Date”), the General Partner filed a Certificate of Limited Partnership with the Secretary of State of Delaware.

B. Pursuant to that certain Assignment, Bill of Sale, and Assumption Agreement dated of even date herewith between the Partnership and ECI (the “Assignment”), ECI has transferred certain operating assets to the Partnership.

C. The parties desire to amend the Agreement to accept ECI as a Limited Partner of the Partnership.

AGREEMENT:

In consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. CAH and CAI hereby consent to the admission of ECI as a Limited Partner of the Partnership. ECI’s business address is as follows:

Express Cash International Corporation

1600 W. 7th Street

Fort Worth, TX 76102

In consideration of ECI’s transfer of assets to the Partnership pursuant to the Assignment, CAH and CAI hereby agree that a Partnership Interest shall be, and is hereby, issued to ECI with the effect that the Partners have the following resulting respective Partnership Interests:

CAH	-	0.9%
CAI	-	92.4%
ECI	-	6.7%

ECI hereby accepts its respective Partnership Interest, accepts all of the terms and provisions of the Agreement as amended hereby, agrees along with CAH and CAI to continue the business of the Partnership, and agrees to deliver such other documents and instruments as may be required in order to fully effect its admission as a Partner under the Agreement.

2. Article V of the Agreement is hereby amended to read as follows:

ARTICLE V

PARTICIPATION IN COSTS,

REVENUE AND DISTRIBUTIONS

A separate capital account shall be established and maintained The percentage interests of the Partners in the Partnership are, and all profits, losses and other tax items of the Partnership shall be allocated, 92.4% to Cash America, Inc., 6.7% to Express Cash International Corporation, and 0.9% to the General Partner, except to the extent required otherwise by Section 704(c) of the Internal Revenue Code of 1986, as amended. Distributions, if any, shall be made at the discretion of the General Partner in accordance with the percentage interests of the Partners for each Partner in accordance with Treasury Regulation §1.704-(b).

3. Except as expressly modified hereby, the Agreement shall remain in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed this Amendment to be effective as of the 31st day of December, 2000.

GENERAL PARTNER:		INITIAL PARTNER:

CASH AMERICA HOLDING, INC.		CASH AMERICA, INC.

By:	/s/ HUGH A. SIMPSON	By:	/s/ HUGH A. SIMPSON
	Hugh A. Simpson Executive Vice President		Hugh A. Simpson ExecutiveVice President
EXPRESS CASH INTERNATIONAL CORPORATION

		By:	/s/ Hugh A. Simpson
Executive Vice President